News

NYSE: BWS
For Immediate Release
Contact: Beth Fagan
Vice President, Public Affairs
314-854-4093

BROWN SHOE ESTIMATES FULL-YEAR EARNINGS PER SHARE OF $2.04

ANNOUNCES FOOTWEAR LICENSE FOR NEXT STAR WARS FILM

            ST. LOUIS, MISSOURI, February 22, 2001 -- Brown Shoe Company, Inc. (NYSE:BWS) announced today that it expects diluted earnings per share for fiscal 2000 to be $2.04, up from $1.96 per share the year before. Estimated sales for the 53-week fiscal year ended February 3, 2001 are $1.685 billion, an increase of 6 percent. Brown Shoe will report its audited full-year earnings on February 28th after market close.

            The company made the announcement prior to a meeting of analysts and investors ("Footwear Industry 2001 Conference" hosted by Wells Fargo Van Kasper) today in Las Vegas, where Brown Shoe Chairman and CEO Ron Fromm and Chief Financial Officer Andy Rosen also will review growth strategies.

            Brown Shoe also announced today that it has reached preliminary agreement with Lucas Films to market children's footwear in connection with the next Star Wars feature film due to be released in spring 2002. Brown Shoe's wholesale division successfully designed and marketed children's Star Wars footwear for the Phantom Menace film in spring 1999.

            Further, Brown Shoe reported that it recently purchased a majority interest in Shoes.com, Inc. and expects to launch two major footwear e-tailing sites in May -- shoes.com and famousfootwear.com. The first will be a mega-brand site, selling brands for all major categories of footwear. Famousfootwear.com will capitalize on the wide name recognition of Famous Footwear and be merchandised like the company's 925 Famous Footwear chain, with "brand names for less." Both sites will leverage the company's existing inventory, infrastructure (merchandising, distribution and information systems) and broad retail base.

            In looking ahead to 2001, Fromm noted, "our wholesale brands are well positioned to capture additional market share and order positions are strong. At our flagship Naturalizer brand, for example, wholesale first quarter orders are up 40 percent versus last year.

            "We will continue our strategy of improving profitability of the Famous Footwear store base by opening new, larger and more productive stores while closing stores that do not meet minimum profitability requirements," Fromm said.

Conference Web-Cast Information:
            Brown Shoe's presentation starts at 12 noon Pacific Time. The conference is being web-cast at the following URL:
http://servicebureau.net/servlet/IPConfServ?ORG_ID=30&CONFERENCE_ID=on24-1

            Brown Shoe's presentation slides will be available for one week on its website: http://www.brownshoe.com/news/news_financial.asp

Fourth Quarter Earnings and Conference Call
            Brown Shoe is scheduled to release its fourth quarter earnings at 4:05 p.m. EST on Wednesday, February 28th. A conference call to discuss fourth quarter results will be held at 4:30 p.m. EST that same afternoon. While the question-and-answer session of the call will be limited to institutional analysts and investors, retail brokers and individual investors are invited to attend via a live web-cast to be hosted http://www.streetevents.com . At the website, click on the Individual Investor Center to locate the broadcast. To listen to the webcast, your computer must have RealPlayer installed. If you do not have RealPlayer, go to http://www.streetevents.com prior to the call, where you can download RealPlayer for free.

Safe Harbor Statement Under the Private Securities Litigation Act of 1995: This press release contains certain forward-looking statements that are subject to various risks and uncertainties that could cause actual results to differ materially. These include general economic conditions, competition, consumer apparel and footwear buying trends, and political and economic conditions in Brazil and China, which are significant footwear sourcing countries. The Company's reports to the Securities and Exchange Commission contain detailed information relating to such factors.

Brown Shoe is a $1.7 billion footwear company with worldwide operations. The company operates the Famous Footwear and Naturalizer chains of footwear retail stores and markets leading brands including Naturalizer, LifeStride, Buster Brown, and licensed brands including Dr. Scholl's, Barbie, Digimon and RugRats character footwear.

Brown Shoe press releases are available by fax through PR Newswire's Company News On-Call fax service at  800-758-5804, extension 109435. Brown Shoe information also is available on the Company's web site at http://www.brownshoe.com.